Item 8.  Financial Statements and Supplementary Data

Financial Statements for the Years Ended
December 31, 1998, 1997 and 1996 and
Independent Auditors' Report




RIVIERA HOLDINGS CORPORATION

TABLE OF CONTENTS




                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 28


CONSOLIDATED FINANCIAL STATEMENTS:

     Balance Sheets as of December 31, 1998 and 1997                         29

     Statements of Operations for the Years
      Ended December 31, 1998, 1997 and 1996                                 30

     Statements of Stockholders' Equity for Years
      Ended December 31, 1998, 1997 and 1996                                 32

     Consolidated Statements of Cash Flows for Years
      Ended December 31, 1998, 1997 and 1996                                 33

     Notes to Consolidated Financial Statements                              35

INDEPENDENT AUDITORS' REPORT


Riviera Holdings Corporation
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Riviera Holdings Corporation and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 19, 1999, except for Note 18, as to
                   which the date is October 18, 1999




RIVIERA HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
(In thousands, except share amounts)
-----------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                              1998           1997

CURRENT ASSETS:
  Cash and cash equivalents                                                                $     48,883    $     65,151
  Accounts receivable, net                                                                        5,389           4,938
  Inventories                                                                                     2,727           3,509
  Prepaid expenses and other assets                                                               4,028           4,554
                                                                                           -------------   -------------

           Total current assets                                                                  61,027          78,152

U.S. TREASURY BILLS HELD TO RETIRE $100 MILLION NOTES                                                           106,596

PROPERTY AND EQUIPMENT, Net                                                                     175,622         153,611

OTHER ASSETS, Net                                                                                 8,260           9,507
                                                                                           -------------   -------------

TOTAL                                                                                      $    244,909     $   347,866
                                                                                           =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                                                        $        363  $          364
  Accounts payable                                                                               11,865          10,890
  Accrued interest, other                                                                         6,563           6,570
  Accrued expenses                                                                               10,053           8,795
                                                                                           -------------   -------------

           Total current liabilities                                                             28,844          26,619
                                                                                           -------------   -------------

DEFERRED INCOME TAX LIABILITY, Net                                                                3,123           5,958
                                                                                           -------------   -------------

$100 MILLION NOTES TO BE RETIRED BY THE U.S. TREASURY BILLS                                                     100,000
                                                                                           -------------   -------------

OTHER LONG-TERM LIABILITIES                                                                       4,933           4,076
                                                                                           -------------   -------------

LONG-TERM DEBT, Net of current portion                                                          174,506         173,436
                                                                                           -------------   -------------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS" EQUITY:
  Common stock ($.001 par value;  20,000,000  shares  authorized;  5,073,376 and
    4,903,680 shares at December 31, 1998 and 1997, respectively,
    issued and outstanding                                                                            5               5
  Additional paid-in capital                                                                     13,457          13,711
  Treasury stock (34,300 shares at December 31, 1998)                                              (167)
  Notes receivable from employee stockholders                                                        (3)           (207)
  Retained earnings                                                                              20,211          24,268
                                                                                           -------------   -------------

           Total stockholders"  equity                                                           33,503          37,777
                                                                                           -------------   -------------

TOTAL                                                                                      $    244,909     $   347,866
                                                                                           =============   =============

See notes to consolidated financial statements.


RIVIERA HOLDINGS CORPORATION

CONSOLIDATED  STATEMENTS OF OPERATIONS  YEARS ENDED DECEMBER 31, 1998,  1997 AND
1996 (In thousands, except per share and share amounts)
---------------------------------------------------------------------------------------------------------------------------


                                                                                         1998         1997          1996

REVENUES:
  Casino                                                                         $      77,676  $     71,624  $     80,384
  Rooms                                                                                 39,607        41,812        42,246
  Food and beverage                                                                     23,940        21,603        22,641
  Entertainment                                                                         21,543        20,895        21,778
  Other                                                                                 11,155        10,556         9,987
                                                                                 -------------- ------------- -------------

          Total                                                                        173,921       166,490       177,036
  Less promotional allowances                                                           13,966        12,697        12,627
                                                                                 -------------- ------------- -------------

          Net revenues                                                                 159,955       153,793       164,409
                                                                                 -------------- ------------- -------------

COSTS AND EXPENSES:
  Direct costs and expenses of operating departments:
    Casino                                                                              45,293        40,620        45,699
    Rooms                                                                               20,859        21,235        22,344
    Food and beverage                                                                   17,539        16,118        16,223
    Entertainment                                                                       16,861        17,235        17,956
    Other                                                                                3,308         3,011         2,916
  Other operating expenses:
    General and administrative                                                          27,028        26,211        27,778
    Corporate expenses, severance pay                                                      551
    Depreciation and amortization                                                       12,137        10,485         8,212
                                                                                 -------------- ------------- -------------

         Total costs and expenses                                                      143,576       134,915       141,128
                                                                                 -------------- ------------- -------------

INCOME FROM OPERATIONS                                                                  16,379        18,878        23,281
                                                                                 -------------- ------------- -------------

OTHER INCOME (EXPENSE):
  Interest expense on $100 million notes                                                (4,642)      (11,067)      (11,063)
  Interest income on Treasury Bills held to retire $100 million notes                    2,334         2,267
  Interest expense, other                                                              (19,545)       (7,908)       (1,022)
  Interest income, other                                                                 2,440         1,926         1,167
  Interest capitalized                                                                   2,679           771
  Other, net                                                                            (1,229)       (1,470)          505
                                                                                 -------------- ------------- -------------

          Total other expense                                                          (17,963)      (15,481)      (10,413)
                                                                                 -------------- ------------- -------------

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR TAXES AND
  EXTRAORDINARY ITEM                                                                    (1,584)        3,397        12,868

PROVISION (BENEFIT) FOR INCOME TAXES                                                      (533)        1,309         4,428
                                                                                 -------------- ------------- -------------

 INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                                                (1,051)        2,088         8,440

EXTRAORDINARY ITEM (net of income tax of $1.6 million)                                  (3,006)
                                                                                 -------------- ------------- -------------

NET INCOME (LOSS)                                                                $      (4,057) $      2,088  $      8,440
                                                                                 ============== ============= =============


See notes to consolidated financial statements (Continued)


RIVIERA HOLDINGS CORPORATION

CONSOLIDATED  STATEMENTS OF OPERATIONS  YEARS ENDED DECEMBER 31, 1998,  1997 AND
1996 (In thousands, except per share and share amounts)
--------------------------------------------------------------------------------------------------------------------------


                                                                                      1998          1997            1996

EARNINGS PER SHARE DATA:
  Earnings (loss) per share before extraordinary item:
    Basic                                                                    $      (0.21)  $       0.42   $         1.73
                                                                             ============== =============  ==============

    Diluted                                                                  $      (0.21)  $       0.40   $         1.63
                                                                             ============== =============  ==============

  Earnings (loss) per share for extraordinary item:
    Basic                                                                    $      (0.60)    $        -     $          -
                                                                             ============== =============  ==============

    Diluted                                                                  $      (0.60)    $        -     $          -
                                                                             ============== =============  ==============

  Earnings (loss) per share:
    Basic                                                                    $      (0.81)  $       0.42   $         1.73
                                                                             ============== =============  ==============

    Diluted                                                                  $      (0.81)  $       0.40   $         1.63
                                                                             ============== =============  ==============

  Weighted-average common shares outstanding                                        5,037          4,913            4,880
                                                                             ============== =============  ==============

  Weighted-average common and common equivalent shares                              5,037          5,214            5,169
                                                                             ============== =============  ==============


See notes to consolidated financial statements.
                                                                    (Concluded)




RIVIERA HOLDINGS CORPORATION

CONSOLIDATED  STATEMENTS OF STOCKHOLDERS'  EQUITY YEARS ENDED DECEMBER 31, 1998,
1997 AND 1996 (In thousands, except share amounts)
-----------------------------------------------------------------------------------------------------------------------


                                                                                                Notes
                                                                                             Receivable
                                                         Additional                             from
                                Shares        Common      Paid-In     Retained   Treasury     Employee
                              Outstanding      Stock      Capital     Earnings    Stock     Shareholders          Total

BALANCES,
  JANUARY 1, 1996                 4,800,000    $    5  $   12,537  $   13,740                               $   26,282

  Stock issued under employee
    stock purchase plan             137,000                 1,543                          $  (1,383)              160
  Collections of stockholders"
    receivables                                                                                  332               332
  Refunds on employee
    stock purchases                 (17,600)                 (198)                               198
  Director compensation plan          3,103                    37                                                   37
  Net income                                                            8,440                                    8,440
                                  ----------   ------  ----------- -----------             ----------       -----------


BALANCES,
  DECEMBER 31, 1996               4,922,503         5      13,919      22,180                   (853)           35,251

  Stock issued under employee
    stock purchase plan               6,200                    71                                (71)
  Collections of stockholders'
    receivables                                                                                  425               425
  Refunds on employee
    stock purchases                 (25,900)                 (292)                               292
  Director compensation plan            877                    13                                                   13
  Net income                                                            2,088                                    2,088
                                  ----------   ------  ----------- -----------             ----------       -----------
BALANCES,
  DECEMBER 31, 1997               4,903,680         5      13,711      24,268                  (207)            37,777

  Stock issued under executive
    option plan                     269,096                   480                                                  480
  Collections and refunds of
    stockholders' receivables, net                                                             (530)              (530)
  Purchase of treasury stock        (34,300)                                    $   (167)                         (167)
  Refunds on employee stock
    purchases                       (65,100)                 (734)                              734
  Net loss                                                             (4,057)                                  (4,057)
                                  ----------   ------  ----------- -----------  ---------  ----------       -----------

BALANCES,
  DECEMBER 31, 1998               5,073,376    $    5  $   13,457  $   20,211   $   (167)  $     (3)        $   33,503
                                  ==========   ======  =========== ===========  =========  ==========       ===========

See notes to consolidated financial statements





RIVIERA HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (In thousands)
-----------------------------------------------------------------------------------------------------------------------


                                                                                 1998              1997            1996

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (Loss)                                                     $      (4,057)  $        2,088    $      8,440
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization                                               12,137           10,485           8,212
    Provision for bad debts                                                        782              (16)            524
    Provision for gaming discounts                                                 (76)             (84)            232
    Gain on disposition of long-term debt, net                                                                     (505)
    Extraordinary item, call premium to retire $100 million notes                4,624
    Interest income on U.S. Treasury Bills to retire $100 million notes         (2,334)
    Interest expense, $100 million notes                                         4,642           11,067          12,085
    Interest paid on $100 million notes                                         (4,614)         (11,420)        (12,072)
    Interest expense, other                                                     19,545            7,874
    Interest paid, other                                                       (17,688)
    Interest capitalized on construction projects                               (2,679)            (771)
    Changes in operating assets and liabilities:
      Increase in U.S. Treasury Bills purchased to retire $100 million notes                     (2,267)
      (Increase) decrease in accounts receivable, net                           (1,157)             276          (1,535)
      Decrease (increase) in inventories                                           782             (470)           (853)
      Decrease (increase) in prepaid expenses and other assets                     526           (1,862)            (90)
      (Decrease) increase in accounts payable                                     (774)           2,167             166
      Increase (decrease) in accrued expenses                                    1,258             (726)            104
      Increase (decrease) in current income taxes payable                                          (413)            362
      (Decrease) increase in deferred income taxes payable                      (2,835)           1,332           1,603
      Decrease in slot annuities payable                                          (153)             253             578
      Increase in non-qualified pension plan obligation to CEO upon retire         600              755           1,039
                                                                          -------------  ---------------   -------------

           Net cash provided by operating activities                            8,529            18,268          18,290

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment, other                      (21,432)          (19,752)        (14,923)
  Capital expenditures - Black Hawk, Colorado                                  (9,842)          (17,353)
  Interest capitalized on construction projects                                 2,679               771
  Increase in other assets - Black Hawk, Colorado                                 (27)             (100)
  (Increase) decrease in other assets                                            (208)           (6,346)          1,906
                                                                          ------------  ----------------   -------------

           Net cash used in investing activities                              (28,830)          (42,780)        (13,017)
                                                                          ------------  ----------------   -------------

See notes to consolidated financial statements.
                                                                     (Continued)





RIVIERA HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (In thousands)
-----------------------------------------------------------------------------------------------------------------------


                                                                                      1998           1997          1996

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings                                                         $    172,848    $      209
  U.S. Treasury Bills sold (purchased) to retire $100 million notes           $    108,930       (104,329)
  Payments to retire $100 million notes with call premium                         (104,313)
  Payments on long-term borrowings                                                    (364)        (5,041)       (2,226)
  Purchase of treasury stock                                                          (167)
  Proceeds from issuance of stock to employees and directors                                           13           197
  Net collections, cancellations employee stock purchase plan and exercise of employee
    stock options                                                                      (50)           425           332
                                                                              -------------  -------------   -----------

           Net cash provided by (used in) financing activities                       4,036         63,916        (1,488)
                                                                              -------------  -------------   -----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (16,268)        39,404         3,785

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        65,151         25,747        21,962
                                                                              -------------  -------------   -----------

CASH AND CASH EQUIVALENTS, END  OF YEAR                                       $     48,883    $    65,151    $   25,747
                                                                              =============  =============   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Income taxes paid                                                           $          -    $     1,860    $    2,463
                                                                              =============  =============   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Stock issued to employees for notes receivable                              $          -    $         7    $    1,383
                                                                              =============  =============   ===========

  Noncash reductions of long-term debt                                        $          -                   $      845
                                                                              =============                  ===========

Property acquired with debt and accounts payable                              $      2,874
                                                                              =============



See notes to consolidated financial statements.
                                                                    (Concluded)

RIVIERA HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Riviera Holdings Corporation and its wholly owned subsidiary, Riviera Operating Corporation ("ROC"), (together, the "Company"), were incorporated on January 27, 1993, in order to acquire all assets and liabilities of Riviera, Inc. Casino-Hotel Division on June 30, 1993, pursuant to a plan of reorganization.

In July 1994, management established a new division, Riviera Gaming Management, Inc. ("RGM") for the purpose of obtaining management contracts in Nevada and other jurisdictions. In August 1995, RGM incorporated in the state of Nevada as a wholly owned subsidiary of ROC.

All significant subsidiaries are consolidated and inter company transactions eliminated in this presentation.

Nature of Operations - The primary line of business of the Company is the operation of the Riviera Hotel and Casino (the "Riviera") on the Strip in Las Vegas, Nevada. The Company, through its gaming management subsidiary, also manages the Four Queens Hotel and Casino (owned by Elsinore Corporation) in downtown Las Vegas (see Note 13). Currently, the Company is developing a casino in Black Hawk, Colorado, through Riviera Black Hawk, Inc., ("RBH") a wholly owned subsidiary of ROC. Riviera Gaming Management of Colorado, Inc. is a wholly owned subsidiary of RGM, and will manage the casino when completed.

Casino operations are subject to extensive regulation in the State of Nevada by the Gaming Control Board and various other state and local regulatory agencies. Management believes that the Company's procedures for supervising casino operations, recording casino and other revenues, and granting credit comply, in all material respects, with the applicable regulations.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, ROC and RGM, and their related subsidiary entities. All material intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents - All highly liquid investments securities with a maturity of three months or less when acquired are considered to be cash equivalents. The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company's investment securities, along with certain cash and cash equivalents that are not deemed securities under SFAS No. 115, are carried on the consolidated balance sheets in the cash and cash equivalents category. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities, and requires such securities to be classified as either held to maturity, trading, or available for sale.

Management determines the appropriate classification of its investment securities at the time of purchase and reevaluates such determination at each balance sheet date. Held-to-maturity securities are required to be carried at amortized cost. At December 31, 1998 and 1997, securities classified as held to maturity comprised debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies, and repurchase agreements, with an amortized cost of $35,781,000 and $50,534,000, respectively, maturing in three months or less.

Inventories - Inventories consist primarily of food, beverage, gift shop, and promotional inventories; and are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Property and Equipment - Property and equipment are stated at cost, and capitalized lease assets are stated at the present value of future minimum lease payments at the date of lease inception. Interest incurred during construction of new facilities or major additions to facilities is capitalized and amortized over the life of the asset. Depreciation is computed by the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets, which range from 5 for certain gaming equipment to 40 years for buildings. The costs of normal maintenance and repairs are charged to expense as incurred. Gains or losses on disposals are recognized as incurred.

The Company  periodically  assesses the  recoverability  of property,  plant and equipment and evaluates such assets for impairment whenever events or circumstances indicate that carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount.

Other Assets - Other assets include bond offering costs and commissions, which are amortized over the life of the debt, and are included in interest expense.

Restricted Cash for Periodic Slot Payments - At December 31, 1998 and 1997, the Company had interest-bearing deposits with a commercial bank in the amount of $55,000 and $208,000, respectively, which are restricted as to use. These amounts represent deposits required by the State of Nevada Gaming Control Board to fund periodic slot payments due customers through the year 2000 and are included in other noncurrent assets.

Stock-Based Compensation - The effect of stock options in the income statement is reported in accordance with Accounting Principles Board Statement No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosures-only provision of SFAS No. 123, "Accounting for Stock-Based
Compensation." Accordingly, no compensation cost has been recognized for unissued stock options in the stock option plan (see Note 15).

Fair Value Disclosure as of December 31, 1998 and 1997:

    Cash and Cash Equivalents, Accounts Receivable, Restricted Cash for Periodic Slot Payments, Accounts Payable, and Accrued Liabilities - The carrying value of these items is a reasonable estimate of their fair value.

    Long-Term Debt - The fair value of the Company's long-term debt (including the $100 million Notes to be retired by the U.S. Treasury Bills) is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the estimated fair value of long-term debt is approximately $158,774,000 and $276,638,000 in 1998 and 1997, respectively.

Revenue Recognition

    Casino Revenue - The Company recognizes, as gross revenue, the net win from gaming activities, which is the difference between gaming wins and losses.

    Room Revenue, Food and Beverage Revenue, Entertainment Revenue and Other Revenue - The Company recognizes room, food and beverage, entertainment and other revenue at the time that goods or services are provided.

Promotional Allowances - Promotional allowances consist primarily of accommodations, entertainment, and food and beverage services furnished without charge to customers. The retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowances.

The estimated costs of providing promotional allowances are classified as costs of the casino operating department through interdepartmental allocations. These allocations for the years ended December 31, 1998, 1997 and 1996, are as follows (amounts in thousands):


                                           1998            1997            1996

    Food and beverage                  $  6,271      $    5,759      $    6,364
    Rooms                                 1,698           1,442           1,209
    Entertainment                         1,518             903             922
                                       ---------     -----------     -----------

    Total costs allocated to casino    $  9,487      $    8,104      $    8,495
                                       =========     ===========     ===========

Federal Income Taxes - The Company and its subsidiaries file a consolidated federal tax return. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes; and (ii) operating loss and tax credit carryforwards.

Estimates and Assumptions - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include estimated useful lives for depreciable and amortizable assets, certain accrued liabilities, and the estimated allowance for receivables. Actual results may differ from estimates.

Reclassifications - Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the current year presentation. These reclassifications had no effect on the Company's net income.

Recently Adopted Accounting Standards - The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement required businesses to disclose comprehensive income and its components in their financial statements.
The Company has no items of comprehensive income.

The FASB issued SFAS No. 131, "Segment Reporting," which is effective for fiscal years ending after December 31, 1997. This statement requires companies to identify and disclose certain information regarding segments based upon the operating decisions of certain of the Company's management. The Company believes that it has complied with the requirements of this SFAS.

Recently Issued Accounting Standards - The FASB issued SFAS No. 133, "Accounting for Derivatives," which is effective for fiscal years beginning after June 15, 1999. This statement defines derivatives and requires qualitative disclosure of certain financial and descriptive information about a company's derivatives. The Company will adopt SFAS No. 133 in the year ending December 31, 2000. Management has not finalized its analysis of this SFAS or the impact on the Company.

The American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged.

Management is evaluating the impact that this standard could have on the Company's future consolidated financial statements.

2.  ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at December 31 (in thousands):


                                                        1998               1997

Casino                                              $  3,492           $  2,211
Hotel                                                  3,211              3,115
Other                                                                       158
                                                    ---------          ---------

Total                                                  6,703              5,484
Allowance for bad debts and discounts                 (1,314)              (546)


Ending balance                                      $  5,389           $  4,938
                                                    =========          =========

Changes in the casino and hotel allowance for bad debts and discounts for the years ended December 31, 1998, 1997 and 1996, consist of the following (in thousands):


                                        1998           1997           1996

Beginning balance                 $     546         $     646      $     741
Write-offs                             (391)             (438)          (912)
Recoveries                               81                49             61
Provision for bad debts               1,154               372            524
Provision for gaming discounts          (76)              (83)           232
                                  ----------        ----------     ----------

Ending balance                    $   1,314         $     546      $     646
                                  ==========        ==========     ==========

3.       PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following at December 31 (in thousands):


                                                            1998           1997

Prepaid gaming taxes                                   $  1,209        $  1,286
Prepaid federal income taxes                              1,092           1,190
Prepaid insurance                                           431             263
Other prepaid expenses                                    1,296           1,815
                                                       ---------       ---------

Total                                                  $  4,028        $  4,554
                                                       =========       =========

4.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31 (in thousands):


                                                         1998              1997

Land and improvements                             $    37,638       $    36,751
Buildings and improvements                             80,381            80,322
Equipment, furniture, and fixtures                     71,238            67,793
Construction in progress                               32,083             2,326
                                                  ------------      ------------

Total property and equipment                          221,340           187,192
Accumulated depreciation                              (45,718)          (33,581)
                                                  ------------      ------------

Net property and equipment                        $   175,622       $   153,611
                                                  ============      ============

In 1998 and 1997, approximately $2,679,000 and $771,000, respectively, in interest costs were capitalized on construction projects. Substantially all of the Company's property and equipment is pledged as collateral to secure debt (see Note 8). Repairs and maintenance that do not significantly improve the life of fixed assets are expensed as incurred. Costs for significant improvements that extend the expected life of fixed assets more than one year are capitalized and depreciated over the remaining extended life using a straight line method of depreciation.

5.       OTHER ASSETS

Other assets consist of the following at December 31 (in thousands):


                                                  1998           1997

Deposits                                     $     163          $     725
Bond offering costs and commissions, net         6,366              7,327
Other                                            1,676              1,247
Restricted cash for periodic slot payments          55                208
                                             ----------         ----------

Total                                        $   8,260          $   9,507
                                             ==========         ==========

6.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable consist of the following at December 31 (in thousands):


                                                 1998             1997

Outstanding chip and token liability       $      495         $       681
Casino account deposits                         1,055                 203
Miscellaneous gaming                              589                 716


Total liabilities related to gaming activities  2,139               1,600
Accounts payable to vendors                     6,516               7,944
Hotel deposits                                  1,119                 969
Construction payables                           1,749
Other                                             342                 377
                                           -----------        ------------

Total                                      $   11,865         $    10,890
                                           ===========        ============


Accrued expenses consist of the following at December 31 (in thousands):

                                                            1998           1997

Payroll, related payroll taxes, and employee benefits  $    5,919      $  5,593
Incentive, retention, and profit sharing plans              2,797         1,982
Other                                                       1,337         1,220
                                                       -----------     ---------

Total                                                  $   10,053      $  8,795
                                                       ===========     =========

7.       OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following at December 31 (in thousands):


                                                                                       1998           1997

Periodic slot payments due to customers through 2000, pre-funded by
  restricted cash (see Note 1)                                                  $       55         $     208
Nonqualified pension plan obligation to the CEO of the Company, payable in 20 quarterly installments upon expiration of his employment contract,
  plus accrued interest                                                              4,878             3,868
                                                                                -----------       -----------

Total other long-term liabilities                                               $    4,933        $    4,076
                                                                                ===========       ===========


8.       LONG-TERM DEBT

Long-term debt consists of the following at December 31 (in thousands):


                                                                                            1998              1997

10% First Mortgage Notes maturing on August 15, 2004,  bearing  interest payable semi-annually on February 15 and August 15 of each year,  redeemable beginning
  August 1, 2001,  at 105%;  2002 at 102.5%;  and 2003 and  thereafter  at 100%.
  These notes are collateralized by the land and physical structures  comprising the
  Riviera Hotel and Casino                                                            $  173,271        $  172,963

5%Special  Improvement  District Bonds - issued by the City of Black Hawk, Black
  Hawk,  Colorado,  in the amount of $2,940,000 in July 1998. Bond proceeds will be used to finance certain road improvements and other infrastructure projects that will benefit the Riviera  Black Hawk  property and the Isle of Capri,  an adjacent casino.  As of December 31, 1998,  approximately  $1,370,000 had been expended. Riviera Black Hawk is responsible to repay 50%
  of the obligation                                                                          687

Capitalized lease obligations (see Note 11)                                                  473               741

5.6% note payable to computer  manufacturer  in monthly  installments of $8,835, including interest through August 2003, for a computer
  system and related peripherals                                                             438

8.5% unsecured, promissory notes in the original principal amount of
  $441,262, payable monthly and maturing December 31, 1998                                                      96
                                                                                      -----------       -----------

Total long-term debt                                                                     174,869           173,800
Current maturities by terms of debt                                                         (363)             (364)
                                                                                      -----------       -----------

Total                                                                                 $  174,506        $  173,436
                                                                                      ===========       ===========

Maturities of long-term debt for the year ending December 31, 1998 are as follows (in thousands):


1999                                                              $         363
2000                                                                        419
2001                                                                        230
2002                                                                        235
2003                                                                        214
2004                                                                    173,271
Thereafter                                                                  137
                                                                 ---------------

Total                                                                $  174,869
                                                                 ===============


During the fourth quarter of 1996 the Company restructured and retired certain of its long-term debt resulting in recognition of other income, net, of $505,000.

Other income (expense) for the year ended December 31, 1997, includes $850,000 of costs for a canceled secondary offering.

In February 1997, the Company entered into a $15.0 million, five-year reducing revolving line of credit (the "Credit Facility"). The Credit Facility bears interest at prime plus 0.5% or LIBOR plus 2.9%. The Company has not utilized this line of credit. The Credit Facility was modified as a result of the 10% First Mortgage Notes and the proposed Paulson Merger (see Note 12). The modifications included an increase in the allowable funded debt-to-EBITDA ratio to 4.75 to one. The Company is not currently meeting this requirement and, therefore, cannot draw down on the Credit Facility at this time. The Credit Facility is callable upon a change in control other than the Merger.

On August 13, 1997, the Company issued 10% First Mortgage Notes (the "10% Notes") with a principal amount of $175 million dollars. The 10% Notes were issued at a discount in the amount of $2.2 million. The discount is being accreted over the life of the note on a straight-line basis. The 10% Note Indenture contains certain covenants that limit the ability of the Company and its restricted subsidiaries, subject to certain exceptions, to: (i) incur additional indebtedness; (ii) pay dividends or other distributions, repurchase capital stock or other equity interests or subordinated indebtedness; (iii) enter into certain transactions with affiliates; (iv) create certain liens; sell certain assets; and (v) enter into certain mergers and consolidations. A portion of the proceeds from the 10% Notes totaling $4.5 million was paid to a bank to retire certain long-term debt. As described in Note 9, a portion of the proceeds was invested in U.S. Treasury Notes to pay the 11% $100 Million Notes. The Company has registered under the Securities Act of 1933, as amended, securities identical to the 10% Notes. On January 8, 1998, the Company completed an exchange offer for such registered securities for the 10% Notes effective January 1, 1998.

The 10% Notes are unconditionally guaranteed by all existing and future restricted subsidiaries of the Company, which will not initially include Riviera Black Hawk, Inc. ("RBH"). RBH will become collateral for the 10% First Mortgage Notes if certain consolidated operating ratios are met. As of December 31, 1998, RBH had no operations. At December 31, 1998, RBH only had assets of approximately $27.1 million, which represents the cost of the land for the Black Hawk Casino project and construction in progress. Therefore, the Company has not included separate financial information for the guarantors as of December 31, 1998. The Company intends to disclose such additional information in the future as the subsidiary develops.

The Company has credit facilities totaling $1,100,000 for letters of credit issued periodically to foreign vendors for purchases of merchandise. The letters require payment upon presentation of a valid voucher.

9.       $100 MILLION NOTES RETIRED BY THE U.S. TREASURY BILLS

On August 13, 1997, the Company used part of the proceeds from the 10% Notes to purchase United States Government Securities (the "Securities") at a cost of $109.8 million, which was deposited into an irrevocable trust. These Securities, together with interest that was earned by the Securities, was used to pay the principal, interest from August 13, 1997 to June 1, 1998, and call premium of $4,313,000 due on the 11% $100 Million Notes on June 1, 1998, which was the earliest date the 11% $100 Million Notes could be redeemed. Interest earned from the Securities is included in Interest income on Treasury Bills held to retire $100 million notes. The interest expenses from the 10% Notes and from the 11% $100 Million Notes are reported separately on the consolidated statements of income. As a part of the funding for the retirement of these notes, substantially all the covenants (other than payment of principal and interest) were released. The call premium of $4.3 million and unamortized deferred financing costs totaling $300,000 were recorded net of the 35% income tax effect of $1.6 million, resulting in an extraordinary loss of $3.0 million.

10.      FEDERAL INCOME TAXES

SFAS No. 109 requires the Company to compute deferred income taxes based upon the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The effective income tax rates on income attributable to continuing operations differ from the statutory federal income tax rates for the year ended December 31, 1998, 1997, and 1996, as follows (in thousands):


                                                 1998                    1997                      1996
                                                 Amount    Rate         Amount        Rate        Amount         Rate

Taxes (benefit) at federal
  statutory rate                           $   (2,164)    (35.0)%   $    1,189       35.0 %     $    4,504      35.0 %
Other                                              21       0.3 %          120        3.5 %            (76)     (1.0)%
                                           -----------    -------   -----------     --------    -----------     ------

Provision (benefit) for
  income taxes                             $   (2,143)    (34.7)%   $    1,309       38.5 %     $    4,428      34.0 %
                                           ===========    =======   ===========     ========    ===========     ======

Comparative analysis of the provision (benefit) for income taxes is as follows:

                                                  1998                     1997                       1996
                                                  ----                     ----                       ----
Current                                           691                      (23)                      5,831
Deferred                                       (2,835)                   1,332                      (1,603)
                                               -------                   ------                     -------
Total                                         $(2,143)                  $1,309                      $4,428
                                              ========                  =======                     =======

The tax effects of the items comprising the Company's net deferred tax liability consist of the following at December 31 (in thousands):

                                                               1998        1997

Deferred tax liabilities:
  Basis in long-term debt obligations                                  $    150
  Reserve differential for hospitality and gaming activities $  1,208     1,214
  Difference between book and tax depreciable property          6,299     6,955
  Other                                                           928       867
                                                             --------- ---------

Total                                                           8,435     9,186
                                                             --------- ---------

Deferred tax assets:
  Reserves not currently deductible                             2,899     1,845
  Bad debt reserves                                               460       191
  AMT and other credits                                         1,953     1,192
                                                             --------- ---------

Total                                                           5,312     3,228
                                                             --------- ---------

Net deferred tax liability                                   $  3,123  $  5,958
                                                             ========= =========

The Company has $1,953,000 of alternative minimum tax credit available to offset future income tax liabilities. The credit has no expiration date.

11.      LEASING ACTIVITIES

The Company leases certain equipment under capital leases. These agreements have been capitalized at the present value of the future minimum lease payments at lease inception and are included with property and equipment. Management estimates the fair market value of the property and equipment, subject to the leases, approximates the net present value of the leases. The leased property and equipment consist primarily of signs and air conditioning equipment.

The following is a schedule by year of the minimum rental payments due under capital leases, as of December 31, 1998 (in thousands).


  1999                                                                $     462
  2000                                                                      232
                                                                      ----------

Total minimum lease payments                                                694
Taxes, maintenance, and insurance                                          (177)
Interest portion of payments                                                (44)
                                                                      ----------

Present value of net minimum lease payments                           $     473
                                                                      ==========

Rental expense for the years ended December 31, 1998, 1997 and 1996, was approximately $287,000, $275,000 and $334,000, respectively.

In addition, the Company leases retail space (primarily to retail shops and fast food vendors) to third parties under terms of noncancelable operating leases that expire in various years through 2003. Rental income, which is included in other income, for the years ended December 31, 1998, 1997, and 1996, was approximately $1,615,000, $1,555,000, and $1,573,000, respectively.

At December 31, 1998, the Company had future minimum annual rental income due under noncancelable operating leases as follows (in thousands):


  1999                                                               $    1,183
  2000                                                                      647
  2001                                                                      428
  2002                                                                      276
  2003                                                                      150
                                                                     -----------

Total                                                                $    2,684
                                                                     ===========

12.      COMMITMENTS AND CONTINGENCIES

The Company is party to several routine lawsuits, both as plaintiff and defendant, arising from normal operations of a hotel. Management does not believe that the outcome of such litigation in the aggregate, will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

Allen Paulson Merger/Litigation - In March 1998, the Company was notified by Allen E. Paulson ("Paulson") that he was terminating the Merger Agreement entered into in September of 1997, whereby a company controlled by Paulson would acquire 100% of the Company's stock for $15 per share, plus an interest factor. Approximately $5.8 million is being held in escrow for the holders of 1,770,000 Riviera Contingent Value Rights ("CVRs"). The CVRs entitle their holders to share only in the proceeds of the funds currently in escrow. Excluded from participating in the CVRs are Morgens Waterfall, SunAmerica, Keyport Life, and Paulson, and their affiliates and associates, who own an aggregate 3,355,000 Riviera shares.

The Company (and three major stockholders of the Company and other defendants involved in the terminated merger) is involved in litigation with Paulson relating to the Merger Agreement and related issues. The Company is paying the expenses of such litigation, but will not share in any recovery of the escrow funds. There can be no assurance that Riviera will be successful in collecting all or any part of the funds currently held in the escrow account.

Other income (expense) for the year ended December 31, 1998 and 1997, includes $1,231,000 and $400,000, respectively, in costs relating to the Allen Paulson merger/litigation. These specific legal expenses were incurred for the collection of funds due to shareholders in connection with the terminated merger agreement (Contingent Value Rights) and as such have been excluded from income from operations.

Black Hawk Project - The Company is constructing a casino in Black Hawk, Colorado, on a site that was purchased for $15.1 million in August 1997. As of December 31, 1998, the Company had expended approximately $27.1 million on the project. The Company entered into a contract for a gross maximum price of $27.5 million for the construction of the casino. The Company estimated the cost of the project at $65 million. The Company believes that it has, or can raise, sufficient funds to complete the project.

Employees and Labor Relations - As of December 31, 1998 the Riviera had approximately 2,100 full-time equivalent employees and had collective bargaining contracts with nine unions covering approximately 1,200 of such employees including food and beverage employees, rooms department employees, carpenters, engineers, stage hands, musicians, electricians, painters and teamsters. The Company's agreements with the Southern Nevada Culinary and Bartenders Union and Stage Hands Union, which cover the majority of the Company's unionized employees, were renegotiated in 1998 and expire in the year 2002. Collective Bargaining Agreements with the Operating Engineers, Electricians and Musicians will expire in 1999, while the Agreements with the Carpenters and Painters will expire in 2000. A new Agreement was negotiated with the Teamsters and expires in 2003. Although unions have been active in Las Vegas, management considers its employee relations to be satisfactory. There can be no assurance, however, that new agreements will be reached without union action or will be on terms satisfactory to the Company.

13.      MANAGEMENT AGREEMENTS

From August 1996 until February 1997, RGM was operating the Four Queens in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month. A long-term management agreement (the "Management Agreement") with Elsinore Corporation ("Elsinore"), the owner of the Four Queens, went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Company believes that the terms of the Management Agreement are no less favorable to the Company than if the Company had negotiated with an independent party.

The term of the Management Agreement is approximately 40 months, subject to earlier termination or extension. Either party may terminate the Agreement if cumulative earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the first two fiscal years are less than $12.8 million. The Four Queens EBITDA for the 24 months ending February 28, 1999 will approximate $10.7 million. Management and the Board of Directors of Elsinore have agreed to continue the agreement for its original term provided, however, that it could be terminated by either party on six month's notice. RGM is paid a minimum annual management fee of $1.0 million, payable in equal monthly installments. In addition, RGM is entitled to a fee of 25% of the amount by which the Four Queens EBITDA exceeds $8 million in any fiscal year. Based upon current historical and projected EBITDA, it is unlikely that the $8 million threshold will be met. RGM has received warrants to purchase 1,125,000 shares of common stock of Elsinore, exercisable during the term or extended term of the Management Agreement at an exercise price of $1 per share. In consideration of Four Queens' failure to meet the $12.8 million EBITDA threshold for the first two years of the agreement, RGME and Elsinore are negotiating a revised termination bonus.

Either party can terminate the Management Agreement if (i) substantially all the Four Queens' assets are sold; (ii) the Four Queens is merged; or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination RGM will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the warrants.

RGM has entered into a management agreement, in principle with Riviera Black Hawk, Inc. wherein RGM will receive management fees for operating Riviera Black Hawk, Inc. for a percentage of revenues and EBITDA.

14.      EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS

The Company has an employment agreement with Mr. Westerman, Chairman of the Board and Chief Executive Officer of the Company. This agreement includes an annual base salary, an incentive bonus based upon the extent of adjusted operating earnings, contributions to a Non-Qualified Pension Plan, and contributions to a Profit Sharing and 401(k) Plan. While employed by the company, contributions to the pension plan are in amounts equal to Mr. Westerman's salary each year plus interest on accrued amounts of a rate equal to the current effective interest rate of the Company (10.6% at December 31, 1998). In addition, the Company has termination fee agreements with each of the Directors, Executive Officers, and Significant Employees pursuant to which each of such employees will be entitled to receive one year's salary and health insurance benefits if their employment with the Company is terminated within one year of a change of control of the Company and without cause, or the involuntary termination of Mr. Westerman.

On March 20, 1998, Mr. Westerman exercised a clause in the Agreement that requires the Company to establish a trust for the money in his retirement fund as permitted in his employment agreement following shareholder approval of a "change in control." The approval by the shareholders of the merger on February 5, 1998, constituted a change of control (see Note 12). The Company has entered into an agreement with Mr. Westerman to permit funding the trust amount at his option.

The Company has an incentive compensation plan, covering employees of the Company who, in the opinion of the Chairman of the Board, either serve in key executive, administrative, professional, or technical capacities with the Company or other employees who also have made a significant contribution to the successful and profitable operation of the Company. The amount of the bonus is based on operating earnings before depreciation, amortization, interest expense, provision for income taxes, extraordinary losses and gains, any provisions or payments made pursuant to the Plan, and any provisions or payments made pursuant to the incentive compensation of the Chairman and Chief Executive Officer. During the years ended December 31, 1998, 1997 and 1996, the Company recorded accrued bonuses of $1,593,475, $920,000 and $2,588,000, respectively, based upon the above incentive compensation plan and the incentive compensation plan established for the Chairman of the Board under his employment agreement.

The Company contributes to multi-employer pension plans under various union agreements to which the Company is a party. Contributions, based on wages paid to covered employees, were approximately $1,657,605, $1,604,199 and $1,650,000 for the years ended December 31, 1998, 1997, and 1996. These contributions were for approximately 1,400 employees, including food and beverage employees, room department employees, carpenters, engineers, stage hands, electricians, painters, and teamsters. The Company's share of any unfunded liability related to multi-employer plans, if any, is not determinable.

The  Company   sponsors  a  Profit   Sharing  and  401(k)  Plan  that   incurred
administrative expenses of approximately $36,000, $44,000 and $34,000 for the years ended 1998, 1997, and 1996, respectively.

The profit sharing component of the Profit Sharing and 401(k) Plan provides that the Company will make a contribution equal to one percent of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of one percent thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of three percent thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plan if it notifies its employees by the first day of January of the Profit Sharing and 401(k) Plan year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

The 401(k) component of the Profit Sharing and 401(k) Plan provides that each eligible employee may contribute up to 15% of such employee's annual compensation, and that the Company will contribute 1% of each employee's annual compensation for each 4% of compensation contributed by the employee, up to a maximum of 2%. All non-union employees of the Company are eligible to participate in the Profit Sharing and 401(k) Plan after 12 consecutive months of service with the Company.

As a result of the scheduled opening of several new Las Vegas Strip properties in 1998, 1999, and 2000, an estimated 38,000 jobs must be filled, including 5,000 supervisory positions. Because of the Riviera's performance and reputation, its employees are prime candidates to fill these positions. In the third quarter of 1998, management instituted an employee retention plan (the "Plan"), which covers approximately 90 executive, supervisory, and technical support positions, and includes a combination of employment contracts, stay put agreements, bonus arrangements, and salary adjustments.

The period costs associated with the Plan are being accrued as additional payroll costs and included approximately $287,000 in 1998. The total cost of the Plan is estimated to be approximately $2.0 million over the period July 1, 1998, through June 30, 2001.

15.      STOCK OPTION PLANS

At a meeting held on July 27, 1993, the Company's Board of Directors adopted a stock option plan providing for the issuance of both nonqualified and incentive stock options (as defined in the Internal Revenue Code). This stock option plan was ratified by the Company's stockholders at the April 26, 1994, annual meeting. The number of shares available for purchase under the Stock Option Plan as adopted was 120,000 (as adjusted pursuant to antidilution provisions). The stockholders approved a four-for-one stock split, increasing the number of shares of Common Stock available for purchase under the Stock Option Plan to 480,000. Options were granted for 228,000 shares for 1993; 132,000 shares for 1994; none for 1995; and 110,000 for 1996. No options were exercised in 1996, or 1997. On November 21, 1996, the Company amended the Stock Option Plan, which was approved at the annual meeting held on May 8, 1997, to increase the number of shares available under the Stock Option Plan from 480,000 shares to 1,000,000 shares and granted options to purchase 300,000 additional shares to Mr. Westerman. During 1998, 95,000 options were issued for 1997 to executives excluding Mr. Westerman. Also during 1998, 284,000 options were exercised by executives. In connection with the resignation of a board member and an employee, the Company paid approximately $258,000 (included in non-recurring corporate expenses) on 54,000 options for the difference between the weighted average option price of $2.22 compared to the weighted average, market price of $7.00 on the dates of exercise. On January 21, 1999, 95,000 options were issued for 1998 to executives excluding Mr. Westerman. Options vest 25% on the date of grant and 25% each subsequent year. The term of an option can in no event be exercisable more than 10 years (five years in the case of an incentive option granted to a shareholder owning more than 10% of the Common Stock), or such shorter period, if any, as may be necessary to comply with the requirements of state securities laws, from the date such option is granted.

On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Stock Purchase Plan"), which was approved by the stockholders on May 10, 1996. A total of 300,000 shares of common stock (subject to adjustment for capital changes) in the aggregate may be granted under the stock purchase plan. The Stock Purchase Plan is administered by the compensation committee. The purchase price per share of stock shall be 85% of per share market value of the common stock on the purchase date. Employees may require the Company to repurchase the stock prior to fulfillment upon termination or the request of the employee. Refunds represent the return of payroll deductions to employees for persons exiting the Plan. On May 31, 1996, approximately 560 union and non-union employees participated in the 1996 employee stock purchase plan. Under the plan, 137,000 shares were issued to employees at $11.26 (85% of market price at May 10, 1996), for $160,000 cash and the balance in notes receivable of $1,383,000, which are payable over two years via payroll deduction. During 1997, 25,900 shares were returned through the plan as the result of refunds to the employees. During 1997, 6,200 shares were issued at $11.47 for notes receivable of $71,145. During 1998, 65,100 shares of stock were returned to the Plan due to employee refunds.

On May 10, 1996, the stockholders approved a Nonqualified Stock Option Plan for Non-Employee Directors (the "Nonqualified Stock Option Plan") and a Stock Compensation Plan for Directors serving on the Compensation Committee (the "Stock Compensation Plan"). The total number of shares available for purchase under each plan is 50,000. Pursuant to the Nonqualified Stock Option Plan, directors were granted options to purchase 10,000 shares at exercise prices of $13.25 and $13.50, which represented fair market value in 1996. As of December 31, 1997, 3,980 shares were issued pursuant to the Stock Compensation Plan at $12.08 per share. In May and August of 1998, an additional 2,000 options were issued at the market price on the respective dates of issuance, of $9.00 and $7.50 per share. As a result of the departure of board members, 6,000 non-vested options were extinguished.

The activity of the two stock option plans (1994 Incentive Stock Option Plan and 1996 Non-Employee Director Stock Compensation Plan) is as follows:


                                                                            Per Share
                                                                            Exercise Price
1994 Incentive Stock Option Plan
Outstanding at January 1, 1996                               360,000        $2.08 to $2.50
 Grants                                                      410,000        $13.63
 Exercised
 Canceled
                                                        -------------
Outstanding at December 31, 1996                             770,000        $2.08 to $13.63
 Grants
 Exercised
 Canceled
                                                        -------------
Outstanding at December 31, 1997                             770,000        $2.08 to $13.63
 Grants                                                       95,000        $7.00
 Exercised                                                  (284,000)       $7.00
 Purchased from option holder by Company                     (54,000)       $7.00
 Canceled                                                     (7,000)       $7.00
                                                        -------------
Outstanding at December 31, 1998                             520,000

1996 Non-Employee Director Stock Compensation Plan
Outstanding at January 1, 1996
 Grants                                                        4,000        $13.25
 Exercised
 Canceled
                                                        -------------
Outstanding at December 31, 1996                               4,000        $13.25
 Grants                                                        6,000        $13.50
 Exercised
 Canceled
                                                        -------------
Outstanding at December 31, 1997                              10,000        $13.25 to $13.50
 Automatic grant to directors                                  8,000        $7.50 to $9.00
 Exercised
 Canceled                                                    (10,000)       $9.00 to $13.50
                                                        -------------
Outstanding at December 31, 1998                               8,000        $9.00 to $13.50


No compensation cost has been recognized for unexercised options remaining in the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, the Company's net income and pro forma net income common share and common share equivalent would have been decreased to the pro forma amounts indicated below at December 31 (in thousands, except per share amounts).


                                                                                 1998              1997               1996

Net income (loss) - as reported                                        $       (4,057)     $      2,088      $       8,440
Net income (loss) - pro forma                                          $       (4,548)     $      2,058      $       8,380
Basic income (loss) per common share - as reported                     $           (1)     $          0      $           2
Basic earnings (loss) per common share - pro forma                     $           (1)     $          0      $           2
Diluted earnings (loss) per common and common
  share equivalent - as reported                                       $           (1)     $          0      $           2
Diluted earnings (loss) per common and common share
  equivalent - pro forma                                               $           (1)     $          0      $           2

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 0% for all years; expected volatility of 62%, 72% and 77%; risk-free interest rates of 5.46%, 6.50% and 5.70%; and expected lives of five years for all years. The weighted fair value of options granted in 1998, 1997 and 1996 was $7.21, $6.81 and $3.08, respectively.

Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of SFAS No. 123 been applicable to all years of previous option grants. The above numbers do not include the effect of options granted prior to 1995.

16.      EARNINGS PER SHARE

For the year ended December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share." This statement established standards for computing and presenting earnings per share ("EPS") and required restatement of all prior-period EPS data presented. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted number of common and common equivalent shares outstanding for the period. Options to purchase common stock, whose exercise price was greater than the average market price for the period, have been excluded from the computation of diluted EPS. Such antidilutive options outstanding for the 12 months ended December 31, 1998, 1997 and 1996, were 531,000, 410,000 and 414,000, respectively.

A reconciliation of income and shares for basic and diluted EPS is as follows (amounts in thousands, except per share amounts):





                                                                               Year Ended 1998
                                                                -----------------------------------------------
                                                                        Income      Shares          Per-Share
                                                                   (Numerator)    (Denominator)      Amount

Basic EPS -
  Loss available to common stockholders                           $  (4,057)             5,037      $    (0.81)
                                                                                                   ============
Effect of dilutive securities -
  Options                                                         ----------            -------

Diluted EPS -
  Loss available to common stockholders plus
    assumed conversions                                           $  (4,057)             5,037      $    (0.81)
                                                                =============     =============     ===========

                                                                               Year Ended 1997
                                                                -----------------------------------------------
                                                                        Income      Shares          Per-Share
                                                                   (Numerator)    (Denominator)      Amount

Basic EPS -
  Income available to common stockholders                         $   2,088              4,913      $     0.42
                                                                                                    ===========
Effect of dilutive securities -
  Options                                                                                  301
                                                                  ----------            -------
Diluted EPS -
  Income available to common stockholders plus
    assumed conversions                                           $   2,088              5,214      $     0.40
                                                                ==============    =============     ===========


                                                                               Year Ended 1996
                                                                -----------------------------------------------
                                                                        Income      Shares          Per-Share
                                                                   (Numerator)    (Denominator)      Amount

Basic EPS -
  Income available to common stockholders                         $   8,440              4,880      $     1.73
                                                                                                    ===========
Effect of dilutive securities -
  Options                                                                                  289
                                                                  ----------           --------
Diluted EPS -
  Income available to common stockholders plus
    assumed conversions                                           $   8,440              5,169      $     1.63
                                                                ==============    =============     ===========

On November 16, 1995, the stockholders of the Company approved an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of common stock from 5,000,000 to 20,000,000 and a four-for-one stock split. Accordingly, per share information, average number of shares outstanding, and number of shares outstanding in the accompanying consolidated financial statements have been adjusted for the stock split as of the earliest date presented (January 1, 1996).

17.      SEGMENT DISCLOSURES

The Company provides Las Vegas-style gaming, amenities and entertainment. The Company's four reportable segments are based upon the type of service provided:
Casino, rooms, food and beverage, and entertainment. The casino segment provides customers with gaming activities through traditional table games and slot machines. The rooms segment provides hotel services. The food and beverage segment provides restaurant and drink services through a variety of themed restaurants and bars. The entertainment segment provides customers with a variety of live Las Vegas-style shows, reviews, and concerts. All other segment activity consists of rent income, retail store income, telephone, and other activity. The Company evaluates each segment's performance based on segment operating profit. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.


                                                                   Food and
                1998                    Casino         Rooms       Beverage     Entertainment         All Other     Total

Revenues from external customers     $      77,676 $      36,626 $      17,635  $     19,764     $       8,254  $  159,955
Intersegment revenues                                      2,981         6,305         1,779             2,901      13,966
Segment profit                              32,382        15,767            96         2,903             4,946      56,094


                1997

Revenues from external customers            71,624        39,153        15,916        19,855             7,244     153,792
Intersegment revenues                                      2,659         5,687         1,040             3,312      12,698
Segment profit                              31,004        17,918          (202)        2,620             4,233      55,573


                1996

Revenues from external customers            80,384        40,078        16,262        20,714             6,970     164,408
Intersegment revenues                                      2,168         6,379         1,064             3,017      12,628
Segment profit                              34,685        17,734            39         2,758             4,054      59,270

Reconciliation of segment profit to consolidated net income before taxes and extraordinary items:


                                                                                   1998             1997            1996

                                                         Segment profit       $  56,094        $  55,573       $  59,270
                                               Other operating expenses          39,715           36,695          35,989
                                                          Other expense          17,963           15,481          10,413
                                                                              ----------       ----------      ----------


                           Net income (loss) before provision (benefit)
                                      for taxes and extraordinary items       $  (1,584)       $   3,397       $  12,868
                                                                              ==========       ==========      ==========

The Company does not market to residents of Las Vegas. Significantly all revenues are derived from patrons visiting the Company from other parts of the United States and other countries. Revenues from a foreign country or region may exceed 10% of all reported segment revenues; however, the Company cannot identify such information based upon the nature of gaming operations.
18.  SUBSEQUENT EVENTS

On June 3, 1999, the registrant's wholly-owned subsidiary, Riviera Black Hawk, Inc., closed a private placement of $45 million 13% First Mortgage Notes due 2005. The proceeds will be used for Riviera Black Hawk's casino project.

The Company entered into a Settlement Agreement, dated as of July 1, 1999 (the "Settlement Agreement"), by and among Allen E. Paulson ("Paulson"), R&E Gaming Corp. ("Gaming"), Riviera Acquisition Sub, Inc. ("RAS"), Elsinore Acquisition Sub, Inc. ("EAS"), and Carlo Corporation ("Carlo," and collectively with Paulson, Gaming, EAS and RAS, the "Paulson Plaintiffs"), and the Company ("RHC").

On Friday, October 8, 1999, the Federal District Court for the Central District of California approved a bar order as part of a settlement of the lawsuit brought by Allen Paulson against the Company. Pursuant to the terms of the Settlement Agreement, the Company purchased 463,655 shares from Mr. Paulson for $7.50 per share. By a letter dated October 13, 1999, the Company's Chairman advised holders of Contingent Value Rights ("CVR's") that they would receive from an escrow established by Mr. Paulson in connection with the aborted Paulson-Riviera merger $2.46 for each CVR. On Friday, October 8, 1999, there were 1,770,000 CVR's outstanding.

On October 18, 1999, the Company purchased 81,000 of its shares from Sun America, Inc. at $7.50 per share. This transaction reduced Sun America's ownership of the Company below 15% of the Company's outstanding stock to facilitate the licensing by the Colorado Gaming Commission of the Company's subsidiary, Riviera Black Hawk, Inc. After giving effect to such share repurchases, the Company had 4,523,021 shares of common stock outstanding.

In a letter dated September 1, 1999, Elsinore Corporation and Four Queens, Inc. (the "Companies") terminated a Management Agreement, dated as of February 28, 1996, by and among the Companies and Riviera Gaming Management Corp.-Elsinore ("Manager"), effective 120 days from the date of such letter (December 30, 1999). In a letter, dated September 3, 1999, William L. Westerman, acting on behalf of the Manager (1) accepted the termination but pointed out that it would have no effect on the rights of the Manager and its affiliates to continue to receive the management fee and to receive other monies from the Companies for services performed or goods supplied prior to December 30, 1999 by the Manager and its affiliates, (2) noted that Mr. Dual Cooper had been appointed General Manager of the Companies and requested that the Companies confirm (which they did by executing such September 3rd letter) that the Manager is no longer responsible for management of the Four Queens and that its role until December 30, 1999 will be limited to (i) providing such consulting services on the same basis as at present and (iii) using its best efforts to separate the computer systems in an orderly fashion but that the Manager will assume no responsibility for the effectiveness thereof and (3) indicated that the Companies were to exculpate and indemnify the Manager from any responsibility for operation of the Four Queens from and after September 3, 1999 (which they did by executing such September 3rd letter).

The Financial Accounting Standards Board recently issued FAS No. 137, 'Deferral of FAS 133 Accounting for Derivatives' which delays the implementation of that pronouncement to June 15, 2000. The Company has not determined what effect, if any, that FAS 133 may have on its results of operations.